Exhibit 99.1

RAMCO-GERSHENSON PROPERTIES TRUST
REFINANCES $60 MILLION UNSECURED TERM LOAN

FARMINGTON HILLS, Michigan – Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) today announced that it has entered into an agreement to extend its $60 million unsecured term loan with an original maturity date of September 30, 2018 to March 3, 2023. The new loan has an interest rate of 3.49% and includes an accordion feature allowing up to $125 million in total borrowings, subject to lenders’ approval. Banks participating in the financing are KeyBank National Association, The Huntington National Bank and BB&T.

As part of the refinancing, the Company announced that it entered into an interest rate swap agreement, which effectively fixed the interest rate on the term loan through the maturity date.

“We continue to proactively refinance our debt maturities with unsecured long term financing at attractive fixed-rate interest rates,” said Geoffrey Bedrosian, Chief Financial Officer. "The early extension of the term loan lengthens our average term of debt to 6.7 years. We continue to have access to attractively priced capital, which is instrumental to our goal of maintaining a strong, flexible balance sheet.”

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's primary business is the ownership and management of large, multi-anchor shopping centers primarily in a number of the largest metropolitan markets in the central United States.  At December 31, 2015, the Company owned interests in and managed a portfolio of 73 shopping centers and one office building with approximately 15.9 million square feet of gross leasable area. At December 31, 2015, the Company's consolidated portfolio was 94.6% leased. Additional information regarding the Company is available on its corporate website: www.rgpt.com.
This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202